As filed with the Securities and Exchange Commission on May 13, 2013
Registration No. 333-134005

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Post-Effective Amendment No. 1
to
FORM S - 8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________
CROWN HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania	One Crown Way Philadelphia, Pennsylvania 19154	75-3099507
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

CROWN HOLDINGS, INC.
2006 STOCK-BASED INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)

William T. Gallagher, Esquire
Senior Vice President, Secretary and General Counsel
Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
(Name and Address of Agent for Service)
(215) 698-5100
(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:
William G. Lawlor, Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 (215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]            Accelerated filer [ ]
Non-accelerated filer [ ]            Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
See below (1)	N/A	N/A	N/A	N/A
(1) No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement No. 333-134005. Therefore, no further registration fee is required.

CROWN HOLDINGS, INC.

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-134005) filed by Crown Holdings, Inc. (the “Company”) on May 11, 2006 is filed in order to deregister securities remaining under such registration statement.
On May 11, 2006, the Company filed a registration statement on Form S-8 (File No. 333-134005) to register an aggregate of 7,500,000 shares of common stock issuable under the Company's 2006 Stock-Based Incentive Compensation Plan (the “Prior Plan”). On April 25, 2013 (the “Approval Date”), the Company's stockholders approved the adoption of the 2013 Stock-Based Incentive Compensation Plan (the “Plan”) that replaced and superseded the Prior Plan.
The Plan provides, among other things, that if any shares of common stock subject to awards granted under the Prior Plan (such shares, the “Outstanding Award Shares”) are forfeited or otherwise terminate, such shares shall become available for issuance under the Plan. Furthermore, the shares of common stock that were available for grant under the Prior Plan and that were not subject to outstanding awards as of April 25, 2013 (such shares, the “Remaining Shares”) will not be issued pursuant to the Prior Plan but instead will be available for awards under the Plan. As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 2,520,247 Outstanding Award Shares and an aggregate of 1,169,698 Remaining Shares (all such shares are collectively referred to as the “Carried Forward Shares”).
This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under the Prior Plan or the Plan and the Remaining Shares may be issued under the Plan, and to carry over the filing fees for Carried Forward Shares.
In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the Prior Plan or the Plan and the Remaining Shares may be issued under the Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-134005), filed for the Prior Plan, to the registration statement on Form S-8 filed for the Prior Plan and the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 13th day of May, 2013.
CROWN HOLDINGS, INC.
By: /s/ William T. Gallagher
                         William T. Gallagher
Senior Vice President,
Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title
/s/ John W. Conway John W. Conway	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas A. Kelly Thomas A. Kelly	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kevin C. Clothier Kevin C. Clothier	Vice President and Corporate Controller

/s/ Jenne K. Britell Jenne K. Britell	Director

________________ Arnold W. Donald	Director

/s/ William G. Little William G. Little	Director

/s/ Hans J. Löliger Hans J. Löliger	Director

________________ James H. Miller	Director

________________ Josef M. Müller	Director

/s/ Thomas A. Ralph Thomas A. Ralph	Director

/s/ Hugues du Rouret Hugues du Rouret	Director

/s/ Jim L. Turner Jim L. Turner	Director

_______________ William S. Urkiel	Director